                                                                   EXHIBIT 5.1



                             BASS, BERRY & SIMS PLC
                                Attorneys at Law
                    ----------------------------------------
                    A PROFESSIONAL LIMITED LIABILITY COMPANY

                        315 Deaderick Street, Suite 2700
                           Nashville, Tennessee 37238
                                 (615) 742-6200




                                 March 29, 2006


Pinnacle Financial Partners, Inc.
211 Commerce Street, Suite 300
Nashville, Tennessee 37201

         Re.:  Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as your counsel in the preparation of the Registration Statement on Form S-8 (the "Registration Statement") relating to the Calvary Bancorp, Inc. 1999 Stock Option Plan (the "Plan") filed by you with the Securities and Exchange Commission covering an aggregate of 195,551 shares (the "Shares") of common stock, $1.00 par value, issuable pursuant to the Plan.

         In so acting we have examined and relied upon such records, documents, and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         Based on the foregoing, we are of the opinion that the Shares, when issued pursuant to and in accordance with the Plan, will be validly issued, fully paid, and non-assessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                                  Very truly yours,


                                                  /s/ Bass, Berry & Sims PLC